EXHIBIT 4.11

SECOND MODIFICATION TO PROMISSORY NOTE

This SECOND modification to PROMISSORY NOTE (this “Modification”) is entered into as of December 28, 2016, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and Wells Fargo Bank, National Association (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Term Note in the original principal amount of $5,512,500, executed by Borrower and payable to the order of Bank, dated as of November 1, 2012 (the “Note”), which Note is subject to the terms and conditions of a credit agreement between Borrower and Bank dated as of December 29, 2014, as amended from time to time (the “Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1.Paragraph (a) under the heading “REPAYMENT AND PREPAYMENT” is hereby deleted in its entirety, and the following substituted therefor:

“(a)Repayment.  Principal shall be payable on the first day of each month in installments of Eighteen Thousand Three Hundred Seventy-Five Dollars ($18,375.00) each, commencing December 1, 2012, and continuing up to and including January 1, 2018, with a final installment consisting of all remaining unpaid principal due and payable in full on February 1, 2018

2.The effective date of the changes set forth herein shall be December 28, 2016.

3.Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification.  All terms defined in the Note or the Credit Agreement shall have the same meaning when used in this Modification.  This Modification and the Note shall be read together, as one document.

4.Borrower certifies that as of the date of this Modification, there exists no other Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC. By: /s/ Gary Edwards Kramer, Jr. Name: Gary Edwards Kramer, Jr. Title: Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Julie R. Wilson Name: Julie R. Wilson Title: Vice President